                 NEWS RELEASE

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

ATI Announces First Quarter 2021 Results
Exceeds expectations with benefit from strong raw material price tailwinds
Ongoing modest recovery in jet engine production

•Sales of $693 million up 5% over Q4 2020
•Net loss attributable to ATI of $7.9 million, or $(0.06) per share
•Adjusted ATI EBITDA of $62.6 million, or 9.0% of sales

PITTSBURGH, PA--(PR Newswire)--April 29, 2021--Allegheny Technologies Incorporated (NYSE: ATI) reported first quarter 2021 results, with sales of $693 million and a net loss attributable to ATI of $7.9 million, or $(0.06) per share. Adjusted EBITDA was $62.6 million, or 9.0% of sales. Results improved sequentially due to higher operating levels and benefits from rising raw material prices. Sales in the fourth quarter 2020 were $658 million, and the net loss attributable to ATI was $1,121.0 million, or $(8.85) per share. Excluding restructuring and other charges, adjusted net loss attributable to ATI was $41.9 million, or $(0.33) per share, and adjusted EBITDA was $23.0 million, or 3.5% of sales for the fourth quarter 2020. Prior year first quarter results reflected pre-pandemic economic conditions, with sales of $956 million, net income attributable to ATI of $21.1 million, or $0.16 per share, and adjusted EBITDA of $99.1 million, or 10.4% of sales.
“Our first quarter financial results exceeded expectations, benefiting from the ongoing modest recovery in jet engine production, our aggressive 2020 cost cutting actions and a strong tailwind from nickel and other raw material prices," said Robert S. Wetherbee, President and CEO. "Despite our expected seasonal cash burn, our strong balance sheet and cash position ensure our ability to meet customer obligations and succeed in a challenging environment.”
“We remain focused and on-track with our strategic business transformation efforts within the Advanced Alloys & Solutions segment to exit production of low-margin standard stainless sheet products in 2021 while growing profitable specialty products revenues over time," said Wetherbee. "It's imperative that each of ATI's business units stands on its own and has a cost structure that enables it to sustainably generate returns in excess of our cost of capital."

Operating Results by Segment

	Three months ended
High Performance Materials & Components (HPMC)	March 31	December 31	March 31
($ millions)	2021	2020	2020
Sales	$240.9	$222.3	$420.3

Segment EBITDA	$24.6	$7.5	$76.6
% of Sales	10.2%	3.4%	18.2%
•HPMC's first quarter 2021 sales increased 8% versus the fourth quarter 2020 as demand from the commercial aerospace market was 6% higher. Sales of next generation jet engine products increased 57% sequentially, driven by recovering jet engine demand. Total HPMC sales decreased 43% year-over-year due to challenging end market conditions in commercial aerospace largely brought on by the global Covid-19 pandemic. Sales to the aerospace and defense markets in Q1 2021 represented 75% of total segment sales. Commercial aerospace market sales were down 62% compared to the prior year period, while sales to the defense markets were 55% higher.
•HPMC segment EBITDA was $24.6 million, or 10.2% of sales. Compared to the fourth quarter 2020, results reflect a stronger product mix, particularly in forged components for jet engine applications. Cost cutting measures enacted in 2020 continued to benefit operating margins as production volumes increased during the first quarter 2021. Versus the prior year's first quarter, lower overall demand and reduced asset utilization rates negatively impacted operating margins.

	Three months ended
Advanced Alloys & Solutions (AA&S)	March 31	December 31	March 31
($ millions)	2021	2020	2020
Sales	$451.6	$436.0	$535.2

Segment EBITDA	$49.7	$29.5	$41.1
% of Sales	11.0%	6.8%	7.7%
•AA&S first quarter 2021 sales improved 4% compared to the fourth quarter 2020, but were 16% lower year-over-year. Sales to the aerospace and defense markets were down 19% primarily related to customer order patterns for defense applications and lower airframe demand, while sales to automotive and oil & gas markets were up 18% and 13%, respectively, compared to the fourth quarter 2020. Compared to the prior year period, aerospace & defense markets sales decreased 44%, reflecting lower current year aerospace demand due to the Covid-19 pandemic. Sales of products for electronic applications were 68% higher year-over-year, driven by demand in China. Sales of specialty energy and automotive market products also increased.
•AA&S segment EBITDA was $49.7 million, or 11.0% of sales. The increases in segment EBITDA included $6.9 million versus Q4 2020, and $16.7 million versus Q1 2020 due to rising raw material prices, primarily nickel, at our Specialty Rolled Products business. Cost cutting measures enacted in 2020 continued to benefit operating margins as production volumes increased during the first quarter 2021. Compared to the prior year's first quarter, lower overall demand and reduced asset utilization rates negatively impacted operating margins. First quarter 2021 results also include record earnings at our Precision Rolled Strip joint venture in China.

Corporate Items and Cash
•Corporate expenses in the first quarter 2021 were $12.2 million, largely in line with the prior year period. Corporate administrative costs were lower in 2021 due to prior cost reduction actions. First quarter 2020 corporate costs benefited from reversals of previously-recognized incentive compensation expenses due to COVID-19 pandemic impacts.
•Closed operations and other expenses in the first quarter 2021 were income of $0.5 million, compared to expense of $6.3 million in the prior year period. Results for the first quarter 2021 benefited from lower legal, property and retirement benefit costs of closed operations, and foreign currency remeasurement gains.
•First quarter results include $5.5 million of income tax expense, primarily related to foreign operations. ATI maintains a valuation allowance on its U.S. deferred tax assets and does not expect to pay any significant U.S. federal or state income taxes for the next several years due to net operating loss carryforwards.
•Cash on hand at March 31, 2021 was $541.7 million, and available additional liquidity under the asset based lending credit facility was approximately $360 million. For the first quarter 2021, cash used in operating activities was $68.1 million, primarily due to an $84.2 million increase in managed working capital related to higher operating levels. U.S. pension plan contributions in the quarter were $17.5 million. Cash used in investing activities was $25.1 million, primarily related to capital expenditures.
•ATI adopted new accounting guidance in 2021 that reclassifies a portion of the 3.5% Convertible Senior Notes due 2025 from stockholders' equity to long-term debt. The net impact of this change was a $45.4 million increase to the reported long-term debt balance, with an offsetting decrease to stockholders' equity. As a result of this change, reported interest expense will be approximately $12 million lower annually.

Outlook
“Looking ahead to the second quarter, we expect continued modest demand recovery for our jet engine products, supported by increasing domestic air travel rates in the United States and other parts of the world,” said Wetherbee. “Our jet engine forging share gains, won in 2019 and 2020, are beginning to pay dividends as industry production volumes increase. Combined with our aggressive 2020 cost cutting efforts, we expect to see continued margin improvement in our HPMC segment in 2021, accelerating in the second half of the year.”

“While we are incredibly disappointed that the USW leadership decided to strike our Specialty Rolled Products locations beginning in late March, we remain committed to our business continuity plan to safely operate in a way that allows us to deliver to our customers on our quantity and quality commitments during this strike," continued Wetherbee. "Our operating teams are committed to minimizing the operational interruption and financial impact from the strike as we seek to reach a fair and equitable settlement with our striking workers."
***********
Allegheny Technologies will conduct a conference call with investors and analysts on Thursday, April 29, 2021, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with the currently ongoing COVID-19 pandemic or other similar widespread public health crises that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2020, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Solving the World’s Challenges through Materials Science
ATI (NYSE: ATI) is a $3 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people. We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day. Learn more at ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2021	2020	2020

Sales	$692.5	$658.3	$955.5

Cost of sales	606.7	613.1	820.7
Gross profit	85.8	45.2	134.8

Selling and administrative expenses	54.0	52.8	58.4
Restructuring charges	—	1,080.5	8.0
Operating income (loss)	31.8	(1,088.1)	68.4
Nonoperating retirement benefit expense	(6.8)	(28.6)	(11.2)
Interest expense, net	(23.4)	(25.7)	(21.9)
Other income (expense), net	1.5	(0.4)	(0.9)
Income (loss) before income taxes	3.1	(1,142.8)	34.4
Income tax provision (benefit)	5.5	(26.5)	10.8
Net income (loss)	$(2.4)	$(1,116.3)	$23.6
Less: Net income attributable to noncontrolling interests	5.5	4.7	2.5
Net income (loss) attributable to ATI	$(7.9)	$(1,121.0)	$21.1

Basic net income (loss) attributable to ATI per common share	$(0.06)	$(8.85)	$0.17

Diluted net income (loss) attributable to ATI per common share	$(0.06)	$(8.85)	$0.16

Allegheny Technologies Incorporated and Subsidiaries
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	December 31	March 31
	2021	2020	2020
Sales:
High Performance Materials & Components	$240.9	$222.3	$420.3
Advanced Alloys & Solutions	451.6	436.0	535.2

Total external sales	$692.5	$658.3	$955.5

EBITDA:

High Performance Materials & Components	$24.6	$7.5	$76.6
% of Sales	10.2%	3.4%	18.2%

Advanced Alloys & Solutions	49.7	29.5	41.1
% of Sales	11.0%	6.8%	7.7%

Total segment EBITDA	74.3	37.0	117.7
% of Sales	10.7%	5.6%	12.3%

LIFO and net realizable value reserves	—	—	—
Corporate expenses	(12.2)	(11.2)	(12.3)
Closed operations and other income (expense)	0.5	(2.8)	(6.3)

Total ATI Adjusted EBITDA	$62.6	$23.0	$99.1

Depreciation & amortization (a)	(36.1)	(35.0)	(37.3)
Interest expense, net	(23.4)	(25.7)	(21.9)
Restructuring and other charges	—	(1,105.1)	(8.0)
Gains on asset sales, net	—	—	2.5

Income (loss) before income taxes	$3.1	$(1,142.8)	$34.4

(a) The following is depreciation & amortization by each business segment:
	Three Months Ended
	March 31	December 31	March 31
	2021	2020	2020
High Performance Materials & Components	$19.6	$19.6	$19.5
Advanced Alloys & Solutions	15.5	14.7	17.0
Other	1.0	0.7	0.8
	$36.1	$35.0	$37.3

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	March 31	December 31
	2021	2020
ASSETS

Current Assets:
Cash and cash equivalents	$541.7	$645.9
Accounts receivable, net of allowances for doubtful accounts	423.9	345.8
Short-term contract assets	42.0	38.9
Inventories, net	1,047.8	997.1
Prepaid expenses and other current assets	38.0	38.3
Total Current Assets	2,093.4	2,066.0

Property, plant and equipment, net	1,478.7	1,469.2
Goodwill	241.6	240.7
Other assets	254.8	259.0

Total Assets	$4,068.5	$4,034.9

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$324.8	$290.6
Short-term contract liabilities	118.7	111.8
Short-term debt and current portion of long-term debt	15.7	17.8
Other current liabilities	230.0	233.1
Total Current Liabilities	689.2	653.3

Long-term debt	1,598.4	1,550.0
Accrued postretirement benefits	321.7	326.7
Pension liabilities	642.8	673.6
Other long-term liabilities	207.1	189.9
Total Liabilities	3,459.2	3,393.5

Total ATI stockholders' equity	482.9	521.1
Noncontrolling interests	126.4	120.3
Total Equity	609.3	641.4

Total Liabilities and Equity	$4,068.5	$4,034.9

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	March 31
	2021	2020

Operating Activities:
Net income (loss)	$(2.4)	$23.6

Depreciation and amortization	36.1	37.3
Deferred taxes	(0.4)	8.3
Net gain from disposal of property, plant and equipment	(1.2)	(2.5)
Change in managed working capital	(84.2)	(134.7)
Change in retirement benefits	(16.6)	(23.0)
Accrued liabilities and other	0.6	(24.4)
Cash used in operating activities	(68.1)	(115.4)
Investing Activities:
Purchases of property, plant and equipment	(26.4)	(29.1)
Proceeds from disposal of property, plant and equipment	1.4	2.9
Other	(0.1)	1.0
Cash used in investing activities	(25.1)	(25.2)
Financing Activities:
Payments on long-term debt and finance leases	(3.0)	(2.0)
Net borrowings (payments) under credit facilities	(3.3)	298.6
Taxes on share-based compensation and other	(4.7)	(7.8)
Cash provided by (used in) financing activities	(11.0)	288.8
Increase (decrease) in cash and cash equivalents	(104.2)	148.2
Cash and cash equivalents at beginning of period	645.9	490.8
Cash and cash equivalents at end of period	$541.7	$639.0

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended
	March 31		December 31		March 31
	2021		2020		2020
Market
Aerospace & Defense:
Jet Engines- Commercial	$106.1	15%	$82.4	13%	$272.2	29%
Airframes- Commercial	58.2	9%	78.7	12%	134.9	14%
Defense	89.9	13%	94.7	14%	85.4	9%
Total Aerospace & Defense	$254.2	37%	$255.8	39%	$492.5	52%
Energy:
Oil & Gas	82.5	12%	72.8	11%	118.1	12%
Specialty Energy	66.6	10%	77.6	12%	52.5	6%
Total Energy	149.1	22%	150.4	23%	170.6	18%
Automotive	91.5	13%	76.5	12%	76.5	8%
Electronics	55.6	8%	59.1	9%	33.2	3%
Construction/Mining	42.5	6%	35.3	5%	43.6	5%
Food Equipment & Appliances	35.4	5%	27.8	4%	50.4	5%
Medical	29.0	4%	23.3	4%	38.6	4%
Other	35.2	5%	30.1	4%	50.1	5%
Total	$692.5	100%	$658.3	100%	$955.5	100%

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31	December 31	March 31
	2021	2020	2020
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	31%	28%	35%
Precision rolled strip products	20%	20%	12%
Precision forgings, castings and components	15%	13%	16%
Titanium and titanium-based alloys	12%	17%	18%
Zirconium and related alloys	10%	11%	7%
Total High-Value Products	88%	89%	88%
Standard Products
Standard stainless products	12%	11%	12%
Grand Total	100%	100%	100%

Note: In conjunction with the announced ongoing exit of standard stainless products, ATI reclassified certain items as High-Value Products. Prior period information reflects these reclassifications. Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2021	2020	2020
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$(7.9)	$(1,121.0)	$21.1
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	—	—	2.3
3.5% Convertible Senior Notes due 2025	—	—	—
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$(7.9)	$(1,121.0)	$23.4

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	126.8	126.6	126.1
Effect of dilutive securities:
Share-based compensation	—	—	0.4
4.75% Convertible Senior Notes due 2022	—	—	19.9
3.5% Convertible Senior Notes due 2025	—	—	—
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	126.8	126.6	146.4

Basic net income (loss) attributable to ATI per common share	$(0.06)	$(8.85)	$0.17

Diluted net income (loss) attributable to ATI per common share	$(0.06)	$(8.85)	$0.16

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2021	2020

Accounts receivable	$423.9	$345.8
Short-term contract assets	42.0	38.9
Inventory	1,047.8	997.1
Accounts payable	(324.8)	(290.6)
Short-term contract liabilities	(118.7)	(111.8)
Subtotal	1,070.2	979.4

Allowance for doubtful accounts	4.2	4.3
LIFO reserve	(37.3)	(44.1)
Inventory reserves	113.6	126.9
Managed working capital	$1,150.7	$1,066.5

Annualized prior 3 months sales	$2,770.0	$2,633.2

Managed working capital as a
% of annualized sales	41.5%	40.5%

Change in managed working capital:
Year-to-date 2021	$84.2

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2021	2020

Total debt (a)	$1,629.2	$1,629.1
Less: Cash	(541.7)	(645.9)
Net debt	$1,087.5	$983.2

Net debt	$1,087.5	$983.2
Total ATI stockholders' equity (b)	482.9	471.3
Net ATI capital	$1,570.4	$1,454.5

Net debt to ATI capital	69.2%	67.6%

Total debt (a)	$1,629.2	$1,629.1
Total ATI stockholders' equity (b)	482.9	471.3
Total ATI capital	$2,112.1	$2,100.4

Total debt to total ATI capital	77.1%	77.6%

(a) Excludes debt issuance costs for both periods. The December 31, 2020 debt balance presented in the table includes $46.8 million for the unamortized balance of the portion of the 2025 Convertible Notes recorded in stockholders' equity due to the flexible settlement feature of the notes. New accounting guidance adopted by the Company on January 1, 2021 eliminated this requirement of separately accounting for this component of the 2025 Convertible Notes in stockholders’ equity.
(b) The December 31, 2020 balance presented excludes $49.8 million recorded in stockholders' equity for a portion of the 2025 Convertible Notes, net of debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated April 29, 2021:

			Three Months Ended
			December 31, 2020

Net loss attributable to ATI			$(1,121.0)
Adjust for special items, net of tax:
Restructuring and other charges (a)			1,105.1
Net change in deferred taxes and valuation allowance (b)			(26.0)
Net loss attributable to ATI excluding special items			$(41.9)

			Per Diluted Share *

Net loss attributable to ATI			$(8.85)
Adjust for special items, net of tax:
Restructuring and other charges (a)			8.73
Net change in deferred taxes and valuation allowance (b)			(0.21)
Net loss attributable to ATI excluding special items			$(0.33)

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net income (loss)	$(2.4)	$(1,116.3)	$23.6
(+) Depreciation and Amortization	36.1	35.0	37.3
(+) Interest Expense	23.4	25.7	21.9
(+/-) Income Tax Provision (Benefit)	5.5	(26.5)	10.8
(+) Restructuring and other charges (a)	—	1,105.1	8.0
(-) Gain on asset sales, net (c)	—	—	(2.5)
Total ATI Adjusted EBITDA	$62.6	$23.0	$99.1
LIFO and net realizable value reserves	—	—	—
Corporate expenses	12.2	11.2	12.3
Closed operations and other expense (income)	(0.5)	2.8	6.3
Total segment EBITDA	$74.3	$37.0	$117.7

* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a) Fourth quarter 2020 results include $1,105.1 million in pre-tax restructuring and other charges, including $1,041.5 of long-lived asset impairment charges primarily related to the AA&S segment's Brackenridge, PA operations, which include the Hot-Rolling and Processing Facility, as well as stainless melting and finishing operations, $33.5 million of severance-related costs for hourly and salary employees, $12.7 million of other costs related to facility idlings including asset retirement obligations and inventory valuation reserves, and $17.4 million in pre-tax charges for termination benefits for pension and postretirement medical obligations related to facility closures. First quarter 2020 results include an $8.0 million pre-tax restructuring charge for a voluntary retirement incentive program.
(b) Fourth quarter 2020 results include a $26.0 million benefit associated with the fourth quarter tax impacts of the long-lived asset impairments and other restructuring charges.
(c) First quarter 2020 results include a $2.5 million pre-tax gain on the sale of oil & gas rights in New Mexico.